Exhibit 99.1
Emisphere Technologies to Raise $4 Million in Registered Direct Offering
and Additional $4 Million in Private Placement
CEDAR KNOLLS, N.J., August 19, 2009 — Emisphere Technologies, Inc. (OTC BB: EMIS) today announced that it has received commitments from two institutional investors to purchase $4 million of securities in a registered direct offering. Emisphere entered into a securities purchase agreement with these investors pursuant to which Emisphere has agreed to sell an aggregate of 5,714,286 shares of its common stock and warrants to purchase up to 2,685,714 additional shares of its common stock. Each unit, consisting of one share of common stock and a warrant to purchase 0.47 of a share of common stock, will be sold for a purchase price of $0.70.
The warrants to purchase additional shares will be exercisable at an exercise price of $0.70 per share beginning immediately after issuance and will expire 5 years from the date they are first exercisable. All of the securities were offered pursuant to an effective shelf registration statement. The offering is expected to be consummated by August 24, 2009, subject to customary closing conditions.
A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on October 1, 2007. A prospectus supplement relating to the offering will be filed by Emisphere with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from Emisphere by contacting Emisphere Technologies, Inc., 240 Cedar Knolls Road, Suite 200, Cedar Knolls, New Jersey 07927. This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock or warrants of Emisphere. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.
Emisphere also announced that it has entered into a separate securities purchase agreement with MHR Fund Management LLC to purchase $4 million of securities in a private placement pursuant to which Emisphere has agreed to sell an aggregate of 6,015,037 shares of its common stock and warrants to purchase up to 3,729,323 additional shares of its common stock. Each unit, consisting of one share of common stock and a warrant to purchase 0.62 of a share of common stock, will be sold for a purchase price of $0.665. The warrants to purchase additional shares will be exercisable at an exercise price of $0.70 per share beginning immediately after issuance and will expire 5 years from the date they are first exercisable.
Emisphere expects to receive total net proceeds from both transactions of approximately $7.6 million after deducting placement agent fees and other offering expenses. Proceeds from these transactions will be used to fund the Company’s operations and meet the Company’s obligations as they may arise.
The Company was advised in these transactions by a special committee of independent directors that was represented by special counsel. Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (NASDAQ: RODM — News), acted as the exclusive placement agent for the registered direct transaction and advisor for the private placement.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The

Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 16, 2009 and subsequent quarterly reports on Form 10-Q.
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For further information contact:
Michael R. Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
Daria Palestina, Director Communications
973-532-8002 or dpalestina@emisphere.com
Paula Schwartz, Rx Communications
(917) 322-2569 or pschwartz@rxir.com